UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2017

XENCOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36182	20-1622502
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

111 West Lemon Avenue

Monrovia, California 91016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (626) 305-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 5, 2017, we entered into a Second Amendment to Lease (the “Amendment”) with 111 Lemon Investors LLC (the “Landlord”), which amended that certain Lease dated as of January 1, 2015 (the “Original Lease”) by and between us and BF Monrovia, LLC (“Original Landlord”), as amended by that certain Amendment to Lease dated as of January 26, 2015, whereby we leased from Original Landlord that certain space containing approximately 24,573 rentable square feet, located on the second floor (the “Existing Premises”) of that certain building located at 111 West Lemon Street, Monrovia, California 91016 (the “Building”).  The Amendment amends the Original Lease to expand the Existing Premises to include approximately 23,652 rentable square feet, comprising the entire third floor of the Building (the “Expansion Space”).  The Amendment, including the expansion of the Existing Premises to include the Expansion Space, is scheduled to commence on August 1, 2017 (the “Expansion Commencement Date”) and will terminate 62 months following the Expansion Commencement Date. The initial base monthly rent for the Expansion Space, which will be paid by us separate and apart from the base monthly rent payable for the Existing Premises under the Original Lease, is $50,851.80 and will increase approximately three percent annually.  Additional rent may be due for excess operating and tax expenses pursuant to Section 5 of the Amendment.

A copy of the Amendment is filed as Exhibit 99.1 to this current report and the description of the terms of the Amendment contained herein is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Second Amendment to Lease, dated July 5, 2017, by and between Xencor, Inc. and 111 Lemon Investors LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2017	XENCOR, INC.

	By:	/s/ Bassil I. Dahiyat, Ph.D.
Bassil I. Dahiyat, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Second Amendment to Lease, dated July 5, 2017, by and between Xencor, Inc. and 111 Lemon Investors LLC